Exhibit 10.3

[Company Letterhead]

April 28, 2017

Mr. Sandeep Reddy
1444 South Alameda Street
Los Angeles, California 90021

Dear Sandeep:

As you know, you are currently a party to an offer letter with GUESS?, Inc. (the “Company”) dated July 18, 2013. This letter agreement amends and restates your July 18, 2013 offer letter in its entirety.

You will continue your role at the Company as Chief Financial Officer and will continue to report directly to me. We appreciate your contributions and achievements to the Company, and look forward to your continued global leadership.

1.	Your base salary while employed by the Company will remain at $525,000.00 per year, with exempt status, paid in accordance with the Company’s normal payroll practices.

2.
You will continue to be eligible to participate in the Company’s Executive Bonus Program, which currently bases awards on individual performance and objectives, department, and Company objectives. As a participant in this plan, your bonus opportunity may include both cash and long term equity incentives, with an annual cash incentive target of 75% of your base salary. In all cases, cash and long term equity incentives are subject to the terms and conditions established for these opportunities each year.

3.
You will continue to participate in the medical, dental, life, vacation and disability benefits commensurate with your position at the Company. You will continue to accrue vacation benefits at the rate of four weeks per year. The Company reserves the right to amend and/or terminate its benefit plans from time to time.

4.
Your employment with the Company continues to be “at will,” meaning that you or the Company may terminate your employment at any time, with or without advance notice, and for any reason or for no reason at all. However, if the Company should terminate your employment for reasons other than for Cause (as defined in Exhibit A), and other than due to your death or disability, or if you should terminate your employment for Good Reason (as defined in Exhibit A), the Company will (subject to the release requirement set forth below and the timing and other rules in Exhibit A and your adherence to the restrictive covenants set forth in Exhibit B) pay you an aggregate severance benefit equal to one times your annual rate of base salary from the Company (at the rate in effect on the date your employment with the Company terminates), with such amount to be paid (except as otherwise provided below) in not less than monthly installments

Mr. Sandeep Reddy
April 28, 2017

in accordance with the Company’s normal payroll practices over the 12 months following the date of the termination of your employment with the Company.

5.
If, however, your employment terminates in circumstances that entitle you to the severance benefit described in paragraph 4 above but the termination of your employment occurs upon or within 18 months following a Change in Control of the Company (as defined in Exhibit A), you will be entitled (subject to the release requirement set forth below and the timing and other rules in Exhibit A and your adherence to the restrictive covenants set forth in Exhibit B), and in lieu of (not in addition to) the severance benefit provided for in paragraph 4 above, to (A) a payment equal to 1.5 times the sum of (i) your base salary at the annualized rate in effect at the date of termination and (ii) your target annual cash bonus in effect at the date of termination, paid in a lump sum on or within ten business days following the date that is 60 days after your termination, (B) a pro-rata portion of your annual cash bonus for the year of termination, paid at the time annual bonuses are paid to other senior executives, but in any event within 74 days after the conclusion of the fiscal year to which such bonus relates (determined by multiplying the amount you would have received based upon actual performance had your employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that you were employed by the Company and the denominator of which is 365), and (C) payment or reimbursement by the Company for your premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for you and your dependents, if applicable, as in effect immediately prior to your termination, to the extent that you elect such continued coverage; provided, however, that such continued payment or reimbursement by the Company will cease 12 months after the month in which your employment with the Company terminated (or, if earlier, will cease upon the first to occur of your death, the date on which you become eligible for coverage under the health plan of a future employer, or when the Company is no longer obligated to provide COBRA coverage).

6.	The following provisions shall apply:

a)    If your employment is terminated in circumstances that would trigger the severance benefits provided in paragraph 4 or 5 above, the Company will provide you the form of release agreement not later than 7 days after the date your employment is terminated;

b)    You will have 21 days within which to consider, execute and return the release agreement to the Company (unless a longer period of time for you to consider the release agreement is required under applicable law);

c)    If you do not timely provide the Company with the executed release agreement, or if you revoke the release agreement under any revocation right afforded by applicable law, the Company will have no obligation to pay you the severance benefits; and

d)    If you timely provide the Company with your executed release agreement, and you do not revoke the release agreement, your severance benefit provided for above will be paid as provided for above and in accordance with the rules set forth in Exhibit A. Severance payments will be subject to applicable tax withholding.

Mr. Sandeep Reddy
April 28, 2017

7.
In this position, it may be necessary for you to travel internationally. We require that you possess a valid passport, that must be on file with the Company’s Travel Department. It is your responsibility to ensure that your passport is valid at all times.

8.
Given the important nature of your position, the Company requests, to the extent practicable, that you please provide 6 months advance notice in the event you elect to terminate your employment with the Company, other than for Good Reason. Nothing in the foregoing is intended in any way to alter the at-will nature of your employment.

We look forward to your continued employment with the Company. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Victor Herrero

Victor Herrero
GUESS?, Inc., Chief Executive Officer

AGREED & ACCEPTED

/s/ Sandeep Reddy        4-28-17
Sandeep Reddy            Date

Exhibit A

Definitions

For purposes of this agreement, “Cause” means (i) your conviction or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; (ii) your willful act of theft, embezzlement or misappropriation from the Company; or (iii) a determination by the Company that you have willfully and continuously failed to perform substantially your duties (other than any such failure resulting from your disability or incapacity due to bodily injury or physical or mental illness), have willfully failed to follow a reasonable and lawful directive of the Company, or otherwise have materially breached this agreement (including the restrictive covenants set forth in Exhibit B) or any Company policy applicable to you, after (A) a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, failed to follow a directive of the Company, or have breached this agreement or any Company policy applicable to you and provides you with the opportunity to correct such failure or breach if, and only if, such failure or breach is capable of cure; and (B) your failure to correct such failure or breach which is capable of cure within 30 days of receipt of the demand for performance. For the avoidance of doubt, you and the Company expressly agree that only Cause as described in clause (iii) above is capable of cure. For purposes of clause (iii), any act, or failure to act, by you in accordance with a specific directive given by the Company or based upon the advice of counsel for the Company shall not be considered to have been a willful failure by you.

For purposes of this agreement, “Good Reason” means the occurrence of any one or more of the following events unless you specifically agree in writing that such event shall not be Good Reason:

(i)    Any material breach of this agreement by the Company, including, but not limited to:

(A)    the failure of the Company to pay the compensation and benefits set forth in this agreement;
(B)    assignment of duties materially inconsistent with your position as Chief Financial Officer;
(C)    any material diminution of your title, duties, authority or responsibilities; or
(D)    if a Change in Control occurs, the Company ceases to be publicly-traded in connection with such transaction, and you are not the Chief Financial Officer of the parent entity (if any) of the Company or (if there is no parent of the Company) the surviving or resulting entity from such transaction;
(ii)    the failure of the Company to assign this agreement to a successor to all or substantially all of the business or assets of the Company or failure of such a successor to the Company to explicitly assume and agree to be bound by this agreement; or

(iii)    requiring you to be principally based at any office or location outside of the Los Angeles metropolitan area.

To constitute a termination for Good Reason, you must provide written notice to the Company of your reasons for the proposed termination for Good Reason, and the Company must fail to remedy such reasons in all material respects within 30 days following your written notice. In addition, the termination must occur not later than 18 months following the initial existence of the circumstance(s) giving rise to Good Reason, and your notification to the Company of the circumstance(s) giving rise to Good Reason must be given within 90 days following the initial existence of such circumstance(s).

For purposes of this Agreement, “Change in Control” will have the same meaning as Section 2 of the Company’s 2004 Equity Incentive Plan, provided that any such Change in Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of the Treasury Regulations adopted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Timing Rules

If you are entitled to severance pursuant to paragraph 4 of the letter agreement, the first payment of your severance benefit will be paid to you on (or within 10 days following) the 60th day following the termination of your employment with the Company, and will include any severance that would have otherwise been paid to you during that 60-day period.

If you are a “specified employee” as determined pursuant to Section 409A of the Code as of the date of your “separation from service” (within the meaning of Section 409A of the Code) and if any payment of severance due to you constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and cannot be paid or provided in the manner otherwise provided without subjecting you to additional tax, interest or penalties under Section 409A of the Code, then any such payment or benefit shall be delayed until the earlier of (i) the date which is 6 months after your “separation from service” for any reason other than death, or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any payment or benefit otherwise payable or to be provided to you upon or in the 6 month period following your “separation from service” that is not so paid or provided by reason of this paragraph shall be accumulated and paid or provided to you in a single lump sum, not later than the 5th day after the date that is 6 months after your “separation from service” (or, if earlier, the 15th day after the date of your death) together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment or benefit should otherwise have been provided.

It is intended that any amounts payable under this letter agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This letter agreement shall be construed and interpreted consistent with that intent. Each item of remuneration referred to in this letter agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

Other Employment

If you are entitled to severance pursuant to paragraph 4 of the letter agreement and, within one year following the date your employment by the Company ended, you begin full-time employment, part-time employment or a consulting engagement, which includes compensation in an amount equal or greater than your rate of severance pay from the Company, the Company may terminate any remaining severance payments otherwise due to you pursuant to paragraph 4. If you are entitled to severance pursuant to paragraph 4 of the letter agreement and, within one year following the date your employment by the Company ended, you begin full-time employment, part-time employment or a consulting engagement, which includes compensation in an amount less than your rate of severance pay from the Company, the Company may reduce any remaining severance payments otherwise due to you pursuant to paragraph 4 by the amount of your compensation from such other employment or engagement. For clarity, this paragraph does not apply to any severance that may be payable pursuant to paragraph 5 of the letter agreement.

Section 4999 Excise Tax.

If any payments, rights or benefits (whether pursuant to the terms of this letter agreement or any other plan, arrangement or agreement of yours with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by you will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit that would be received by you if no such reduction was made.

Exhibit B

Restrictive Covenants.

As a condition to your continued employment and the severance provisions set forth in paragraphs 4 and 5 of the attached letter agreement, you agree that throughout the duration of your employment with the Company, or any time thereafter, you will not disrupt, damage, impair or interfere with the business of the Company in any manner, including, and without limitation, for a period of 24 months after the termination of your employment with the Company, by directly or indirectly soliciting, encouraging or inducing an employee to leave the employ of the Company, or by inducing an employee, a consultant, a sales representative or another independent contractor to end that person’s relationship with the Company, by raiding the Company’s employees or sales representatives or vendors, or otherwise. You are not, however, restricted from being employed by or engaged in any type of business following the termination of your employment with the Company.